Exhibit 16.1          Letter from MaloneBailey LLP pursuant to Item 304 of Regulation S-K

MALONEBAILEY, LLP
Certified Public Accounting Firm

July 20, 2018

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Seguin Natural Hair Products, Inc. to be filed with the Securities and Exchange Commission on or about June 20, 2018. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas